Exhibit 16.1

April 3, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 1, 2015 of High Desert Assets, Inc. and are in agreement with the statements contained therein insofar as they pertain to our firm.

Very Truly Yours,
/s/ Hartley Moore Accountancy Corporation